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                                                                      Exhibit 21
                                  SUBSIDIARIES
                                  ------------


1. Asconi Holding Company Limited, organized under the laws of the British Virgin Islands

2.       Asconi SRL, organized under the laws of the Republic of Moldova.

3. SA Fabria de vin uri din Puhoi, organized under the laws of the Republic of Moldova.

4.       SA Orhei-vin, organized under the laws of the Republic of Moldova.

5.       Vitis-Hincesti, organized under the laws of the Republic of Moldova.